Exhibit 99.1

Schlumberger Announces Third-Quarter 2007 Results

HOUSTON, October 19, 2007 – Schlumberger Limited (NYSE:SLB) today reported third-quarter revenue of $5.93 billion versus $5.64 billion in the second quarter of 2007, and $4.95 billion in the third quarter of 2006.

Net income reached $1.35 billion—an increase of 8% sequentially and 35% year-on-year. Diluted earnings-per-share were $1.09 versus $1.02 in the previous quarter, and $0.81 in the third quarter of 2006.

Oilfield Services revenue of $5.13 billion increased 3% sequentially and 19% year-on-year. Pretax business segment operating income of $1.51 billion was essentially flat sequentially but increased 23% year-on-year.

WesternGeco revenue of $794 million increased 19% sequentially and 20% year-on-year. Pretax business segment operating income of $306 million increased 42% sequentially and 32% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Growth in the third quarter was driven by international markets particularly in Latin America, Russia, China and Indonesia. In North America, increased activity in Canada was offset by weaker pricing for pressure pumping in certain regions on land, and a sharp revenue drop in the Gulf of Mexico due to the departure of several rigs to overseas locations and the loss of approximately 15 operating days due to precautionary stand downs for approaching weather systems.

Technology growth was strongest at WesternGeco, as the segment recovered from the second-quarter dry docks and vessel transits. Marine acquisition revenue for the quarter was an all-time record as advanced Q-Technology acquisition techniques continued to be deployed. In other Technologies, growth was led by robust IPM activity and by demand for Wireline and Drilling & Measurements services, particularly in overseas markets.

In the immediate future, while there will be some recovery from low activity levels in the Gulf of Mexico, natural gas activity in both Canada and the US is likely to stabilize as production remains relatively strong and gas storage approaches winter at comfortable levels. As a result, pressure-pumping pricing deterioration will continue. The current situation does not however change our view that North American natural gas supply will require sustained activity to combat production decline, and technology to increase production rates from poorer quality reservoirs. Overseas, growth will continue at varying rates between regions due to the effects of winter weather and project delays in certain countries.

Global demand for oil remains strong while non-OPEC production continues to disappoint. Production decline rates in mature areas and continuing project delays will inhibit non-OPEC supply increases, while personnel and equipment shortages will restrict the industry’s ability to respond.”

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Schlumberger Announces Third-Quarter Results, page 2

Other Events

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As part of the previously announced 40 million-share repurchase program approved by the Board of Directors in the second quarter of 2006, Schlumberger repurchased 3.1 million shares during the third quarter of 2007 for a total amount of $293 million, at an average price of $93.62 per share. Under this program 24.1 million shares had been repurchased as of September 30, 2007.

Schlumberger Announces Third-Quarter Results, page 3

Consolidated Statement of Income

			(Stated in thousands except per share amounts)
	Third Quarter		Nine Months
For Periods Ended September 30	2007	2006	2007	2006
Revenue	$5,925,662	$4,954,818	$17,028,829	$13,880,610
Interest and other income (1)(3)	107,578	70,699	288,685	199,781
Expenses
Cost of goods sold and services (3)	3,905,095	3,361,555	11,264,310	9,605,372
Research & engineering (3)	190,194	149,538	531,971	449,834
Marketing	21,904	17,632	58,585	49,474
General & administrative	137,260	117,176	375,576	323,615
Interest	68,622	62,351	203,039	171,616

Income before taxes and minority interest	1,710,165	1,317,265	4,884,033	3,480,480
Taxes on income (3)	356,168	317,434	1,090,730	852,504

Income before minority interest	1,353,997	999,831	3,793,303	2,627,976
Minority interest (3)	—	(7)	—	(48,741)

Net Income (3)	$1,353,997	$999,824	$3,793,303	$2,579,235

Diluted Earnings Per Share (3)	$1.09	$0.81	$3.08	$2.09
Average shares outstanding	1,194,175	1,183,683	1,185,624	1,182,795
Average shares outstanding assuming dilution	1,243,808	1,243,966	1,238,675	1,243,579
Depreciation & amortization included in expenses (2)	$497,661	$392,765	$1,399,570	$1,122,410

1)	Includes interest income of:

Third Quarter 2007 - $44 million (2006 - $25 million)

Nine Months 2007 - $114 million (2006 - $90 million)

2)	Including Multiclient seismic data costs.

3)	See page 6 for details of Charges & Credits.

Schlumberger Announces Third-Quarter Results, page 4

Condensed Balance Sheet

		(Stated in thousands)
Assets	Sept. 30, 2007	Dec. 31, 2006
Current Assets
Cash and short-term investments	$3,238,119	$2,998,873
Other current assets	7,697,610	6,186,789

	10,935,729	9,185,662
Fixed income investments, held to maturity	382,582	153,000
Fixed assets	6,686,750	5,576,041
Multiclient seismic data	223,100	226,681
Goodwill	5,079,953	4,988,558
Other assets	2,998,400	2,702,196

	$26,306,514	$22,832,138

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,158,374	$3,848,017
Estimated liability for taxes on income	1,026,290	1,136,529
Bank loans and current portion of long-term debt	770,776	1,321,529
Convertible debentures	491,609	—
Dividend payable	210,660	148,720

	6,657,709	6,454,795
Convertible debentures	443,015	1,424,990
Other long-term debt	3,598,761	3,238,952
Postretirement benefits	951,394	1,036,169
Other liabilities	637,915	257,349

	12,288,794	12,412,255
Stockholders’ Equity	14,017,720	10,419,883

	$26,306,514	$22,832,138

Schlumberger Announces Third-Quarter Results, page 5

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness. Details of the Net Debt follow:

	(Stated in millions)
Nine Months	2007
Net Debt, January 1, 2007	$(2,834)
Net income	3,793
Depreciation and amortization	1,400
Excess of equity income over dividends received	(128)
Increase in working capital requirements	(856)
US qualified pension plan contribution	(150)
Capital expenditure (1)	(2,207)
Dividends paid	(562)
Proceeds from employee stock plans	521
Stock repurchase program	(798)
Business acquisitions	(196)
Conversion of debentures	490
Other	(64)
Translation effect on net debt	(92)

Net Debt, September 30, 2007	$(1,683)

Components of Net Debt	Sept. 30, 2007	Dec. 31, 2006
Cash and short-term investments	$3,238	$2,999
Fixed income investments, held to maturity	383	153
Bank loans and current portion of long-term debt	(771)	(1,322)
Convertible debentures	(934)	(1,425)
Other long-term debt	(3,599)	(3,239)

	$(1,683)	$(2,834)

(1)	Including Multiclient seismic data expenditure.

Schlumberger Announces Third-Quarter Results, page 6

Charges & Credits

Net Income for the nine months 2006 included the impact of the Charges & Credits described below:

						(Stated in millions except per share amounts)

	Nine Months 2006
	Pretax	Tax	Min Int	Net	Diluted EPS	Income Statement Classification
Net Income per Consolidated Statement of Income	$3,480.5	$852.5	$(48.8)	$2,579.2	$2.09
Add back Charges & Credits:
- WesternGeco in-process R&D charge	21.0	—	—	21.0	0.02	Research & engineering
- Loss on sale of investments to fund the WesternGeco transaction	9.4	—	—	9.4	0.01	Interest and other income
- WesternGeco visa settlement	9.7	(0.3)	(3.2)	6.8	0.01	Cost of goods sold and services
- Other in-process R&D charges	5.6	—	—	5.6	—	Research & engineering

Net Income before charges & credits	$3,526.2	$852.2	$(52.0)	$2,622.0	$2.13

Effective tax rate:
- GAAP	24.5%
- Before charges & credits	24.2%

Schlumberger Announces Third-Quarter Results, page 7

Business Review

Business Segments

(Stated in millions)
	Third Quarter			Nine Months
	2007	2006	% chg	2007	2006	% chg
Oilfield Services
Revenue	$5,128	$4,297	19%	$14,862	$12,134	22%
Pretax Operating Income	$1,505	$1,223	23%	$4,424	$3,316	33%
WesternGeco
Revenue	$794	$661	20%	$2,165	$1,754	23%
Pretax Operating Income	$306	$232	32%	$789	$550	43%

Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement medical benefits, stock-based compensation costs and the Charges & Credits described on page 6, as these items are not allocated to the segments.

Schlumberger Announces Third-Quarter Results, page 8

Oilfield Services

Third-quarter revenue of $5.13 billion was 3% higher sequentially and 19% higher year-on-year.

Sequential revenue increases were highest in Latin America led by the Mexico/Central America and Peru/Colombia/Ecuador GeoMarkets followed by Europe/CIS/Africa, particularly in the East Russia and North Africa GeoMarkets, with growth also recorded in Middle East & Asia, led by the China/Japan/Korea and Indonesia GeoMarkets. In North America, the strong increase in revenue following the seasonal spring breakup in Canada was not enough to offset lower revenue in the US GeoMarkets. This was the result of a sharp revenue drop in the US Gulf of Mexico due to the transfer of several rigs to overseas locations and from the loss of approximately 15 operating days due to precautionary stand downs for approaching weather systems. In the North American pressure-pumping stimulation services market, capacity-driven pricing erosion continued.

Pretax operating income of $1.51 billion was essentially flat sequentially but increased 23% year-on-year. Sequentially, growth through stronger demand for Well Services and Wireline technologies in Canada; a more favorable activity mix in the Mexico/Central America GeoMarket; higher activity levels and a favorable technology mix in Peru/Colombia/Ecuador; and increased high-margin Drilling & Measurements activity in China/Japan/Korea and Eastern Russia was experienced. However, this growth was more than offset by the weather-related effects in the US Gulf of Mexico and the pressure-pumping pricing erosion on land in the US. The overall Oilfield Services pretax operating margin was 29.4%.

Advanced technology uptake continued during the quarter as demand for new Wireline technologies was driven by the need for more accurate formation evaluation. New Wireline Scanner* deployments included high- pressure, high-temperature applications in the US Gulf of Mexico, use for thin-bed and laminated-sand analysis in the US and West Africa, and for evaluation of additional natural gas production in Mexico. Total jobs run with Scanner technology now exceed 1,500 worldwide, with more than 300 tools deployed. Drilling & Measurements Scope* services also continued their worldwide expansion with PeriScope* imaging-while-drilling jobs in China and TeleScope* high-speed telemetry in combination with StethoScope* formation-pressure-while-drilling operations in Qatar, Brunei and the US Gulf of Mexico.

North America

Revenue of $1.30 billion decreased 3% sequentially and 3% year-on-year. Pretax operating income of $350 million decreased 16% sequentially and 15% year-on-year.

Sequentially, revenue in the Canada GeoMarket rebounded on the higher rig count led by demand for Well Services and Wireline technologies following the seasonal spring break-up. However, this growth was more than offset by a slowdown in the US Gulf Coast due to operator caution during the hurricane season; lower exploration-driven activity associated with seasonal facilities and rig maintenance in Alaska; and the pricing erosion in pressure-pumping stimulation services in all three US land GeoMarkets.

Pretax operating margin for the Area declined sequentially to 26.9% primarily due to the weather-related effects on activity in the US, particularly in the Gulf of Mexico; lower high-margin exploration activity in Alaska; and the lower pricing environment for pressure-pumping stimulation services in the US land GeoMarkets. In Canada, however, margins grew as a result of improved utilization of people and equipment as activity rebounded.

In the US Gulf of Mexico, Rt Scanner* and Sonic Scanner*—members of the Schlumberger Wireline Scanner Family* of rock and fluid characterization services—were run for the first time for BP in a high-pressure environment. The technologies were successfully deployed to a total depth of 29,300 ft where bottom-hole pressures exceeded 23 kpsi. Coordination between the field and Schlumberger Data & Consulting Services (DCS) allowed delivery of high-quality dip results from the Rt Scanner enabling the customer to determine subsequent drilling plans.

Schlumberger Announces Third-Quarter Results, page 9

BP also deployed in the US Gulf of Mexico advanced Schlumberger Drilling & Measurements technologies to run a complex bottom-hole assembly in a hostile deep-water environment. The unique toolstring combination included PowerDrive* rotary-steerable systems, VISION* imaging-while-drilling measurements, Telescope* high-speed telemetry and Stethoscope* formation pressure-while-drilling technologies.

Elsewhere in the US Gulf of Mexico, BHP Billiton Petroleum set a new benchmark for subsalt deep-water drilling by achieving a record average of only one-and-a-half days per 1,000 ft, utilizing Schlumberger Drilling & Measurements PowerDrive rotary-steerable technology, TeleScope high-speed telemetry and VISION resistivity measurements in all six hole sections.

In Oklahoma, Devon Energy and Schlumberger DCS continued to develop a comprehensive formation evaluation methodology for the customer’s horizontal Barnett Shale play. This methodology integrates the latest in Schlumberger seismic, logging, micro-seismic and core analysis technologies to develop and optimize the completion process. The efforts bring deeper understanding across the Barnett Shale play in the areas of stress analysis, fracture-height containment and rock mechanics—allowing for increased effectiveness during stimulation of these wells.

In South Texas, Brigham Oil and Gas deployed the Rt Scanner triaxial induction tool to identify two laminated sand bodies that would have been overlooked with conventional petrophysical analysis. The assessment revealed 64 ft of net pay in these zones, which were subsequently perforated and stimulated and are now producing approximately 3 MMscfd.

Latin America

Revenue of $863 million increased 13% sequentially and 37% year-on-year. Pretax operating income of $204 million increased 14% sequentially and 58% year-on-year.

Sequential revenue growth was primarily driven by a continuing ramp-up in Integrated Project Management (IPM) activity. A higher rig count coupled with stronger demand for Drilling & Measurements, Artificial Lift Systems and Schlumberger Information Solutions technologies in the Peru/Colombia/Ecuador GeoMarket also contributed to growth.

Pretax operating margin increased sequentially to 23.7% as a result of an increase in exploration-related higher-margin Drilling & Measurements services in Peru/Colombia/Ecuador and a more favorable activity mix on IPM projects.

In Colombia, the National Hydrocarbon Agency awarded Schlumberger implementation of a state-of-the-art solution for stereoscopic visualization and collaborative immersion using Petrel* seismic-to-simulation software.

In the Mexico/Central America GeoMarket, Schlumberger performed the first StageFRAC* multistage fracturing and completion operation in Latin America. Part of the Contact* family of staged fracturing and completion services, StageFRAC delivers effective stimulation of multi-layered reservoirs ensuring optimal treatment of each zone, while reducing total treatment time. This marked the first time that a well was completed with the StageFRAC system outside North America.

In Mexico, Pemex ran the Sonic Scanner advanced acoustic scanning tool and the Rt Scanner triaxial induction tool in combination on a deep-water well, revealing a significantly larger gas zone than previously expected. The radial profile acquired by the Sonic Scanner identified additional production from a zone the customer previously thought uneconomical.

Schlumberger Announces Third-Quarter Results, page 10

Europe/CIS/Africa

Revenue of $1.69 billion increased 5% sequentially and 28% year-on-year. Pretax operating income of $495 million increased 7% sequentially and 38% year-on-year.

Sequential revenue growth was driven by seasonally higher activity levels on land and offshore in the East Russia GeoMarket; increased demand for IPM services and for Artificial Lift Systems products in South Russia; higher demand for Drilling & Measurements technologies in North Russia; and the impact of the consolidation of Tyumenpromgeofizika. Increased demand for Well Services and Drilling & Measurements technologies in North Africa; higher demand for Artificial Lift Systems products in Continental Europe; and stronger demand for Wireline and Well Testing technologies in West and South Africa also contributed to growth. However, this was partially offset by project slowdowns in Nigeria and the Caspian, and by lower activity in Libya.

The Area pretax operating margin increased by 50 basis points (bps) sequentially to reach 29.2% driven primarily by increased demand for higher-margin Well Services and Drilling & Measurements technologies in North Africa and a more favorable activity mix in the Russia GeoMarkets. This performance was partially offset by the project slowdowns in Nigeria and the Caspian and by lower demand for higher-margin Wireline and Drilling & Measurements technologies in Libya.

Offshore Norway, Schlumberger performed a complex formation evaluation program on the high-pressure, high-temperature Onyx South West appraisal well for Norske Shell using the new Wireline InSitu Density* fluid characterization service. A member of the InSitu Family* of quantitative fluid properties measurements, the advanced technology was deployed on state-of-the-art wireline cables rated to 500 deg F using a high-tension capstan.

In Russia, the Sakhalin Energy Investment Company (SEIC) awarded Schlumberger a multi-well intelligent completions contract for the supply of downhole flow-control valves, permanent gauges and distributed temperature systems for the SEIC Piltun Astokhskoye B platform. The work scope comprises water injection wells scheduled to be drilled and completed offshore Sakhalin Island over the next three years. Plans for each well include a three- to four-zone intelligent completion.

In North Russia, FiberFRAC* fiber-based fracturing fluid technology was introduced for Gazprom neft (Sibneft-Noyabrskneftegaz). The application resulted in a production increase of more than 20% over that achieved with current hydraulic fracturing techniques. FiberFRAC technology allows customization of fracturing fluid properties for varying reservoir conditions and enables optimization of the stimulation design and treatment leading to improved production.

Elsewhere in Russia, Schlumberger was awarded a contract for more than 400 electrical-submersible pump systems. These systems will be manufactured in the Schlumberger Russia manufacturing facility located in Tyumen, Western Siberia.

In the UK sector of the North Sea, Venture Production plc deployed the first FlexSTIM* modular skid-mounted stimulation package capable of large-scale fracturing operations. Installed on a supply vessel, the system placed multiple-propped fracture treatments in a horizontal gas well. Following stimulation, the well tested at rates approaching 50 MMscfd—providing the customer additional production of more than 9,000 barrels of oil equivalent per day, including associated gas condensate. The FlexSTIM technique offers an alternative to leasing a dedicated stimulation vessel.

Schlumberger Announces Third-Quarter Results, page 11

In West Africa, operators Total, Eni and Sonangol adopted integration of Schlumberger Wireline Scanner Family and Quicksilver Probe* rock and fluid characterization measurement technologies for thin-bed reservoir exploration and reservoir studies where analysis of fluid properties and distribution is complex—effectively minimizing risk and maximizing reserves.

Middle East & Asia

Revenue of $1.23 billion increased 1% sequentially and 28% year-on-year. Pretax operating income of $438 million increased 2% sequentially and 42% year-on-year.

The sequential growth in revenue resulted from higher activity in the China/Japan/Korea, Indonesia, Australia/Papua New Guinea, India, Brunei/Malaysia/Philippines and Gulf GeoMarkets. This growth was partially offset by lower activity in Qatar and Thailand/Vietnam.

Pretax operating margin increased sequentially to 35.7% driven by the activity mix in China/Japan/Korea; increased demand for higher-margin Drilling & Measurements and Well Testing technologies in Australia/Papua New Guinea; and higher demand for Wireline and Well Testing technologies in Brunei/Malaysia/Philippines. This performance was partially offset by the slowdown in the Thailand/Vietnam GeoMarket.

In the Middle East, as part of a deep-reading technology collaboration project with Saudi Aramco, Schlumberger conducted the world’s deepest cross-well electromagnetic survey in the Ghawar field—the world’s largest oilfield—using the Electromagnetic Imaging technique that provides reservoir scale measurements to map fluid distribution. Although it stands as the deepest-reading survey completed to date, the key achievement was the well separation, which was in the range of 860 meters.

In Saudi Arabia, Saudi Aramco selected StageFRAC multistage fracturing and completion technology for a staged-acid fracturing treatment in a 5,000-ft openhole section in an oil well in a carbonate reservoir where seven intervals were stimulated and tested in one trip. Post-treatment evaluation indicated that production doubled.

In the United Arab Emirates, increased activity and strong customer-support services led to an increase in the number of ECLIPSE* reservoir simulation software licenses purchased by the Abu Dhabi National Oil Company. ECLIPSE advanced technology enables oil and gas customers to better simulate reservoir behavior over the life of the field.

In China, Schlumberger Drilling & Measurements PeriScope 15* technology was deployed for the PetroChina Xinjiang Oil Company to enable placement of six horizontal wells in the sweet spot of a heavy-oil reservoir while staying within two meters of the undulating reservoir bottom contact. Use of this technology resulted in an average reservoir contact of 98%.

Schlumberger Announces Third-Quarter Results, page 12

WesternGeco

Third-quarter revenue of $794 million increased 19% sequentially and was 20% higher compared to the same period last year. Pretax operating income of $306 million increased 42% sequentially and 32% year-on-year.

Sequentially, Marine revenue increased due to higher vessel utilization following seasonal transits and scheduled dry dock inspections in the prior quarter, full-quarter utilization of the seventh Q* vessel, and improved pricing for conventional and Q-Marine* surveys. Data Processing revenue also increased driven primarily by higher sales in Europe, North America and Asia. These increases were partially offset by lower Multiclient sales while Land activity remained flat.

Pretax operating margins increased by a robust 611 bps to reach 38.6% driven by higher operating leverage in Marine and higher-margin Data Processing activities.

Shanghai Petroleum Co., Ltd. awarded WesternGeco the first Q-Marine acquisition survey in China, which was completed in August using the vessel Geco Searcher to cover an area of more than 380 sq km.

In Mexico, Pemex awarded an integrated Q-Marine acquisition and processing survey covering 7,050 sq km of the Temoa field. Acquisition began in July 2007 and is expected to be completed in December 2007.

In Africa, Petrobras awarded WesternGeco an integrated Q-Marine acquisition and processing survey to cover 1,200 sq km in Angola Block 6. The survey was completed ahead of schedule.

WesternGeco recently completed a 1,100 sq km 3D land seismic acquisition project for Abu Dhabi National Oil Company in South East Abu Dhabi. The survey area consisted of 180-m high sand dunes and the survey was completed three months ahead of schedule.

During the quarter, Schlumberger acquired a minority interest in PetroMarker, a Norwegian-based developer of marine electromagnetics measurements and interpretation technology. This acquisition will complement the WesternGeco integration of seismic and electromagnetics services designed to introduce a step change in reservoir definition.

In the US Gulf of Mexico, WesternGeco announced the expansion of the E-Octopus wide-azimuth towed- streamer survey with the fourth and fifth phases scheduled to commence in January 2008. These surveys offer the unique advantage of more precise base and edge-of-salt definition through multi-measurement constrained imaging—the integration of magnetotellurics, gravity and Q-Marine data. As part of the E-Octopus survey, WesternGeco has developed the world’s first onboard prestack wave-extrapolation (WEM) depth migration using proprietary Q-Xpress* techniques to provide quick-look migrated data volumes for interpretation, quality control, illumination, and to meet in-fill acquisition requirements. The E-Octopus final deliverables will include the latest state-of-the-art technologies such as anisotropic multi-azimuthal tomography, wavefield extrapolation demultiple and shot domain WEM with angle gathers.

Schlumberger Announces Third-Quarter Results, page 13

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 76,000 people of over 140 nationalities working in approximately 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2006, Schlumberger operating revenue was $19.23 billion. For more information, visit www.SLB.com.

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*	Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, October 19, 2007, at 9:00am Eastern, 8:00am Central (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 (toll free) within North America, or +1-612-288-0329 outside of North America, approximately 10 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay of the conference call will be available through November 18, 2007, by dialing +1-800-475-6701 within North America or +1-320-365-3844 outside of North America, and providing the access code 886387.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Vice President of Investor Relations, or

Debashis Gupta – Manager of Investor Relations

+1-713-375-3535

investor-relations@slb.com